As Filed with the Securities and Exchange Commission on October 3, 2025.

Registration No. 333-[●]

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trident Digital Tech Holdings Ltd

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7389	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Suntec Tower 3,

8 Temasek Boulevard Road, #24-03

Singapore, 038988

+65 6513 6868
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This Registration Statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933, as amended.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated October 3, 2025.

American Depositary Shares

Trident Digital Tech Holdings Ltd

Representing	338,376,122	Class B Ordinary Shares

This prospectus relates to the resale, from time to time, of up to 338,376,122 Class B ordinary shares, par value US$0.00001 per share in the form of ADSs of Trident Digital Tech Holdings Ltd, by certain shareholders (collectively, the “Selling Shareholders” and each, a “Selling Shareholder”), consisting of: (i) 104,000,000 Class B ordinary shares issued to the Tongxin Shareholders (as defined below), (ii) 14,295,000 Class B ordinary shares issued to Streeterville (as defined below) and 71,475,408 Class B ordinary shares required to be registered for Streeterville, (as defined below) as “Additional Registrable Shares”) pursuant to the Streeterville SPA (as defined below), and (iii) 148,605,714 Class B ordinary shares issued to the PIPE Purchasers (as defined below). See “Selling Shareholders” beginning on page 12. Each ADS represents eight Class B ordinary shares, par value US$0.00001 per share.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of ADSs by the Selling Shareholders.

We will pay the expenses incurred in registering the ADSs to which this prospectus relates, including legal and accounting fees. See “Plan of Distribution.”

Our ADSs are listed on the Nasdaq Capital Market under the symbol “TDTH.” On October 2, 2025, the closing price of our ADSs reported on the Nasdaq Capital Market was US$$0.9979.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and will be subject to reduced public company reporting requirements.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 6.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated October 3, 2025

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The Selling Shareholders are offering to sell, and seeking offers to buy, shares of our Class B ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class B ordinary shares.

i

INTRODUCTION

Except where the context otherwise requires and for purposes of this prospectus only:

●	“ADRs” refer to our American depositary receipts that evidence our ADSs;

●	“ADSs” refer to our American depositary shares, each of which represents eight Class B ordinary shares;

●	“Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.00001 per share;

●	“Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.00001 per share;

●	“Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“Memorandum and Articles of Association” refers to our memorandum and articles of association, as amended and restated from time to time;

●	“Nasdaq” refers to the Nasdaq Stock Market LLC;

●	“ordinary shares” refers to our Class A ordinary shares and Class B ordinary shares, par value US$0.00001 per share;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“Securities Act” refers to the United States Securities Act of 1933, as amended;

●	“Singapore” refers to the Republic of Singapore;

●	“US$”, “$,” “dollars,” or “U.S. dollars” refers to the legal currency of the United States;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States; and

●	“we,” “us,” “our,” “our company” and the “Company,” refer to Trident Digital Tech Holdings Ltd, a Cayman Islands company and its subsidiaries, or any one or more of them as the context may require.

ii

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference herein. It does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should read this summary together with the entire prospectus, including the risks that we describe under “Risk Factors” below and in our annual report on Form 20-F for the year ended December 31, 2024, and our consolidated financial statements and the related notes, such report, financial statements and notes being incorporated by reference herein.

The Transactions

Tongxin Investment

On August 15, 2025, the Company entered into a share purchase agreement (the “Tongxin SPA”) with Tongxin Innovation Limited (“Tongxin”), pursuant to which the Company agreed to acquire 30% equity interests in Tongxin from Bu Fan, Zhang Jing, Lim Yun Jiin Yvonne and Tee Sheau Nee (collectively, the “Tongxin Shareholders”), in consideration of 13,000,000 ADSs representing Class B ordinary shares (the “Tongxin Investment”).  On August 26, 2025, the Company issued 104,000,000 Class B ordinary shares to the Tongxin Shareholders at the closing of the transactions contemplated by the Tongxin SPA. The Company agreed to use its commercially reasonable efforts to file a registration statement with the SEC covering the resale of such 104,000,000 Class B ordinary shares in the form of ADSs that were issued to the Tongxin Shareholders under the Tongxin SPA following the consummation the transactions contemplated thereby.

Streeterville Convertible Promissory Notes

On August 7, 2025, the Company entered into a securities purchase agreement (the “Streeterville SPA”) and a first convertible promissory note (the “First Note”) with Streeterville Capital, LLC (“Streeterville”), pursuant to which the Company agreed to issue and sell to Streeterville (1) the First Note in the principal amount of $1,100,000, convertible into ADSs on the terms and subject to the conditions set forth in the Streeterville SPA and the First Note, (2) a second convertible promissory note (the “Second Note,” together with the First Note, the “Streeterville Convertible Promissory Notes”) in the principal amount of $1,080,000, convertible into ADSs on the terms and subject to the conditions set forth in the Streeterville SPA and the Second Note, and (3) 14,295,000 Class B ordinary shares (the “Pre-Delivery Shares”), in the aggregate consideration of (x) the First Note purchase price in the amount of $1,000,000 (the “First Note Purchase Price”) and (y) the Second Note purchase price in the amount of $1,000,000 (the “Second Note Purchase Price”), in both cases, minus the Pre-Delivery Shares issuance fees. Additionally, pursuant to the Streeterville SPA and the First Note, the Company agreed to file a registration statement with the SEC covering the resale of the ADSs representing the Pre-Delivery Shares and the number of ADSs equal to the combined principal amounts of the First Note and the Second Note divided by $0.244 per ADS as the floor price for Streeterville, which equals to 71,475,408 Class B ordinary shares in the form of ADSs (such ADSs, the “Additional Registrable Shares”), and the Additional Registrable Shares will be registered to allow for the potential issuance of the Conversion Shares (as defined below). On August 7, 2025, the Company issued and sold the First Note to Streeterville, and Streeterville paid the First Note Purchase Price to the Company. On August 8, 2025, the Company issued and sold the Pre-Delivery Shares to Streeterville. The Company will issue the Second Note to Streeterville and Streeterville will pay the Second Note Purchase Price upon the effectiveness of this registration statement.

From the earlier of (i) 6 months after the applicable convertible promissory note’s purchase price is delivered and (ii) the effective date of this registration statement, until the remaining balance of the applicable convertible promissory note’s purchase price is paid in full, Streeterville has the right to convert all or a portion of the remaining balance of the applicable convertible promissory note’s purchase price into ADSs (the “Conversion Shares”) according to the following formula: the amount of Conversion Shares will equal to the remaining balance of the applicable convertible promissory note’s purchase price being converted divided by the conversion price, and the conversion price will equal to the lowest volume weighted average price of our ADSs on Nasdaq during the 10-trading day period before the conversion date multiplied by 80%, less ADS issuance fees. The Company will not effect a conversion to the extent that if after giving effect to such conversion Streeterville would, together with its affiliates, beneficially own in excess of 9.99% of our ordinary shares on the conversion date. According to this calculation formula of the Conversion Shares, not all of the Additional Registrable Shares may be issued as the Conversion Shares.

PIPE Transaction

On September 8, 2025, the Company entered into the securities purchase agreement (the “PIPE SPA”) and the registration rights agreement (the “PIPE Registration Rights Agreement”) with Viner Total Investments Fund, Cheng Jianbo, Lida Global Limited, OGBC Group Pte Ltd and Ripple Strategy Holding Ltd (collectively, the “PIPE Purchasers”), as well as the placement agent agreement (the “PIPE Placement Agent Agreement”) with Chaince Securities, LLC (“Chaince”), pursuant to which the Company agreed to issue and sell to the PIPE Purchasers 148,605,714 Class B ordinary shares in the form of ADSs, for an aggregate purchase price of $2,600,600, with Chaince acting as the placement agent in connection with such PIPE transaction (the “PIPE Transaction”). The Company agreed to file a registration statement with the SEC covering the resale of such 148,605,714 Class B ordinary shares in the form of ADSs.

On September 11, 2025, the Company entered into (i) the escrow agreement (the “PIPE Escrow Agreement”) with Chaince and Wilmington Trust, National Association (“Wilmington Trust”) and (ii) the escrow agent agreement (the “PIPE Escrow Agent Agreement”) with Chaince and Mercurity Fintech Holding Inc. (“Mercurity Fintech”), pursuant to which, the PIPE Purchasers deposited their respective purchase price into the escrow accounts established under such agreements.

On September 18, 2025, the Company issued and sold the 148,605,714 Class B ordinary shares to the PIPE Purchasers, pursuant to the PIPE SPA.

Business Overview

We are a leading catalyst for digital transformation in digital optimization, technology services, and Web 3.0 activation worldwide based in Singapore. We offer commercial and technological digital solutions designed to optimize our clients’ experience with their end-users by promoting digital adoption and self-service.

We started our journey in 2014 as a full-service information technology company headquartered in Singapore. Since then, we recognized and captured the opportunities arising from the global fast-growing digital adoption trend in various industries and rapidly developed as a leading digital transformation enabler in the small and medium enterprises (“SME”) segment of the e-commerce enablement and digital optimizing services market in Singapore. According to the Frost & Sullivan Report, among the Singapore-based companies who have been approved to participate in the SMEs Go Digital program led by the Infocomm Media Development Authority of Singapore, we ranked fourth, contributing to 1.5% of the SME segment of the e-commerce enablement and digital optimizing services market in Singapore in 2022.

The SMEs Go Digital program is to provide SMEs in Singapore with a variety of digital solutions and services, such as e-commerce platforms, digital marketing tools, and data analytics software. The program also offers government grants to eligible SMEs to subsidize the costs, driving digital adoptions.

Our clients and prospective clients are faced with transformative business opportunities due to advances in software and computing technology. These organizations are dealing with the challenge of having to reinvent their core products, services, processes and systems rapidly and position themselves as “digitally enabled.” The journey to the digital future requires not just an understanding of new technologies and new ways of working, but a deep appreciation of existing technology landscapes, business processes and practices. We have been a navigator for our clients as they ideate, plan and execute on their journey to a digital future through our solutions and services, comprising:

●	Business consulting: We support clients to define and deliver technology-enabled transformations of their business. Equipped with the complete value chain approach, our suite of offerings ranges from brand proposition, multi-channel commerce and digital marketing to improve customer experience and increase customer acquisition, to insights and real-time predictive analysis for efficient decision-making and optimizing processes.

●	IT customization: We offer solutions and services to plan, design, operate, optimize and transform business processes. We support clients to get the best value from technology by developing an IT strategy, optimizing applications and infrastructure, implementing IT operating models, and governing their technical architecture for reliability and security.

We provide customized solutions and services that address the specific needs of clients in our strategic vertical markets. Our primary vertical industries include e-commerce, food and beverage, wholesale and retail that are fast-growing and have increasing level of digitalization potentials. Our configurable technology integrates seamlessly into our clients’ systems, empowering our clients to manage, improve their businesses and to win.

Digital technology continues to impact our world through its transformative capability and pervasive impact. Our management believes we have a successful track record of applying our proprietary technologies to respond to changing business needs and evolving client demands. Leveraging such experiences, we launched a Web 3.0 e-commerce platform whereby customers and merchants can transact in a transparent and secure way, or Tridentity, in December 2023. As our flagship product, Tridentity is an innovative and highly secure blockchain-based identity solution designed to provide secure single sign-on authentication capabilities to integrated third-party systems across various industries. Tridentity aims to offer unparalleled security features, ensuring the protection of sensitive information and preventing potential threats, thus promising a new secure era in the global digital landscape in general, and in Southeast Asia etc. Beyond Tridentity, our mission is to become the global leader in Web 3.0 activation, notably connecting businesses to a reliable and secure technological platform, with tailored and optimized customer experiences. We believe that Tridentity addresses a massive market opportunity today and provides us with an attractive runway for growth. According to the Frost & Sullivan Report, the market size of global Web 3.0-enabled e-commerce is expected to reach US$1,587.4 billion in 2027.

In December 2024, we started to engage with the Democratic Republic of Congo (“DRC”), represented by the President of the DRC via the National Intelligence Agency, to drive digital transformation in the DRC for effective, accountable, and transparent governance. Subject to definitive agreements, we will explore the development of a comprehensive e-GOV for the DRC, aimed at digitizing the DRC government’s administrative framework through the integration of technologies, including blockchain, to provide secure and efficient government services to citizens while protecting personal data. The e-Gov is expected to provide secure and streamlined access to a wide range of government services, including business registration, land registries, immigration services, civil registry, as well as digital payment and approval functions for government services. Each service will be customized to meet the specific needs of the DRC.

Risk Factors Summary

An investment in our ADSs is subject to a number of risks, including risks relating to our business and industry, risks relating to the jurisdictions where we operate, and risks relating to our ADSs. The following list summarizes some, but not all, of these risks. Please read the information in our annual report on Form 20-F for the year ended December 31, 2024 incorporated by reference herein under the heading of “Risk Factors” for a more thorough description of these and other risks.

Risks Relating to Our Business and Industry

●	Substantially all of our revenues are generated by sales to clients in our targeted verticals, and factors, including Singapore and global market and economic conditions, that adversely affect the applicable industry could also adversely affect us. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—Substantially all of our revenues are generated by sales to clients in our targeted verticals, and factors, including Singapore and global market and economic conditions, that adversely affect the applicable industry could also adversely affect us.” on page 2 of our annual report on Form 20-F for the year ended December 31, 2024 incorporated by reference herein.

●	If we are not able to introduce new features or services successfully and to make enhancements to our solutions and services, our business and results of operations could be adversely affected. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—If we are not able to introduce new features or services successfully and to make enhancements to our solutions and services, our business and results of operations could be adversely affected.” on page 2 of our annual report on Form 20-F for the year ended December 31, 2024 incorporated by reference herein.

●	Our solutions, services or pricing models may not accurately reflect the optimal pricing necessary to attract new clients and retain existing clients as the market matures. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—Our solutions, services or pricing models may not accurately reflect the optimal pricing necessary to attract new clients and retain existing clients as the market matures.” on page 3 of our annual report on Form 20-F for the year ended December 31, 2024 incorporated by reference herein.

●	If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and regulations, and changing business needs, requirements, or preferences, our solutions and services may become less competitive, and our growth rate could decline. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and regulations, and changing business needs, requirements, or preferences, our solutions and services may become less competitive, and our growth rate could decline.” on page 3 of our annual report on Form 20-F for the year ended December 31, 2024 incorporated by reference herein.

●	We may face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share, our business, financial condition, and operating results will be harmed. See “Risk Factors—Risks Relating to Our Business and Industry—We may face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share, our business, financial condition, and operating results will be harmed.” on page 4 of our annual report on Form 20-F for the year ended December 31, 2024 incorporated by reference herein.

Risks Relating to the Jurisdictions Where We Operate

●	Any adverse changes in the political, economic, legal, regulatory taxation or social conditions in the jurisdictions that we operate in or intend to expand our business may have a material adverse effect on our operations, financial performance and future growth. See “Item 3. Key Information—D. Risk Factors—Risks Relating to the Jurisdictions Where We Operate—Any adverse changes in the political, economic, legal, regulatory taxation or social conditions in the jurisdictions that we operate in or intend to expand our business may have a material adverse effect on our operations, financial performance and future growth.” on page 14 of our annual report on Form 20-F for the year ended December 31, 2024 incorporated by reference herein.

●	We are subject to evolving laws, regulations, standards and policies, and any actual or perceived failure to comply could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business. See “Item 3. Key Information—D. Risk Factors—Risks Relating to the Jurisdictions Where We Operate—We are subject to evolving laws, regulations, standards and policies, and any actual or perceived failure to comply could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.” on page 14 of our annual report on Form 20-F for the year ended December 31, 2024 incorporated by reference herein.

Risks Relating to our ADSs

●	The price of our ADSs could be subject to rapid and substantial volatility. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our ADSs—The price of our ADSs could be subject to rapid and substantial volatility,” “—An active trading market for our ordinary shares or our ADSs may not continue to exist and the trading price for our ADSs may fluctuate significantly,”“—Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline,” and “—The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the underlying ordinary shares represented by your ADSs” on pages 15-25 of our annual report on Form 20-F for the year ended December 31, 2024 incorporated by reference herein.

Corporate Information

Our principal executive offices are located at Suntec Tower 3, 8 Temasek Boulevard Road, #24-03, Singapore. Our telephone number at this address is +65 6513 6868. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, United States.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is https://tridentity.me. The information contained on our website is not a part of this prospectus.

Implication of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (“JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering in 2024; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as an exempted company with limited liability incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Capital Market corporate governance listing standards.

THE OFFERING

Ordinary shares outstanding immediately after this offering	50,000,000 Class A ordinary shares, 870,765,000 Class B ordinary shares and the Conversion Shares.

Securities offered by the Selling Shareholders	266,900,714 Class B ordinary shares in the form of ADSs and the Conversion Shares.

Selling Shareholders	See “Selling Shareholders” on page 12 of this prospectus.

Depositary	Citibank, N.A.

Use of Proceeds	We will not receive any proceeds from the sale of the ADSs by the Selling Shareholders.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before investing in the ADSs.

Nasdaq Capital Market symbol	TDTH.

The number of ordinary shares that will be issued and outstanding immediately after this offering:

●	is based on 920,765,000 issued and outstanding ordinary shares as of the date of this prospectus and the Conversion Shares to be issued after this offering; and

●	excludes ordinary shares issuable upon exercise of our outstanding options, ordinary shares reserved for future issuances under our 2023 Equity Incentive Plan, and ordinary shares that are treated as treasury stock for accounting purposes and are subject to forfeiture if vesting conditions are not met.

RISK FACTORS

An investment in ADSs involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Information Incorporated by Reference.” In particular, you should consider the risk factors under the heading “Risk Factors” in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, this could expose us to liability, and our business, financial condition or results of operation could be adversely affected. As a result, you could lose all or part of your investment.

Our issuance of shares to the Tongxin Shareholders, Streeterville and the PIPE Purchasers, any subsequent sale of ADSs by the Selling Shareholders, or the perception that such sales may occur, could adversely affect the price of our ADSs.

Our future capital needs could require us to issue additional equity or debt securities or obtain a credit facility. The issuance of additional equity or equity-linked securities could dilute our shareholders. On August 15, 2025, the Company entered into the Tongxin SPA with the Tongxin Shareholders, pursuant to which the Company issued and sold a total of 104,000,000 Class B ordinary shares to the Tongxin Shareholders. On August 7, 2025, the Company entered into the Streeterville SPA with Streeterville, pursuant to which the Company issued and sold 14,295,000 Class B ordinary shares to Streeterville and will issue the Conversion Shares to Streeterville. On September 9, 2025, the Company entered into the PIPE SPA, pursuant to which the Company issued and sold 148,605,714 Class B ordinary shares to the PIPE Purchasers. For details, see “The Transactions.”

Sales of substantial amounts of our ADSs in the public market by the Selling Shareholders, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent annual report on Form 20-F and our Reports on Form 6-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

USE OF PROCEEDS

The Selling Shareholders are selling the ADSs for their own accounts. We will not receive any proceeds from the sale of the ADSs by the Selling Shareholders.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our Memorandum and Articles of Association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Our operations are mainly conducted in Singapore, and substantially all of our assets are located in Singapore. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been informed by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers, predicated upon the securities laws of the United States or any state in the United States. We have also been advised by Maples and Calder (Hong Kong) LLP that the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained by fraud, and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy).

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature.

Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

There is no treaty between the U.S. and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. There is uncertainty as to whether the courts of Singapore would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Singapore against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

In making a determination as to enforceability of a judgment of the courts of the United States, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money.

In general, a foreign judgment that is final and conclusive as between the parties, given by a competent court of law having jurisdiction over the parties subject to such judgment, and for a fixed and ascertainable sum of money, may be enforceable as a debt in the Singapore courts under common law unless procured by fraud, or the proceedings in which such judgment was obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to the public policy of Singapore, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws.

Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. Singapore courts would not recognize or enforce foreign judgments against us, our directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being a judgement given pursuant to foreign penal, revenue or other public laws. Such a determination has yet to be conclusively made by a Singapore court in a reported decision.

DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares, but it is possible that we may declare dividends in the future to the extent permitted under the Cayman Islands law. We have historically retained earnings to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

THE TRANSACTIONS

Tongxin Investment

On August 15, 2025, the Company entered into the Tongxin SPA with Tongxin, pursuant to which the Company agreed to acquire 30% equity interests in Tongxin from the Tongxin Shareholders, in consideration of 13,000,000 ADSs representing Class B ordinary shares.

On August 26, 2025, the Company issued 104,000,000 Class B ordinary shares to the Tongxin Shareholders at the closing of the transactions contemplated thereby. The Company agreed to use its commercially reasonable efforts to file a registration statement with the SEC covering the resale of such 104,000,000 Class B ordinary shares in the form of ADSs that were issued to the Tongxin Shareholders under the Tongxin SPA following the consummation the transactions contemplated thereby.

The foregoing descriptions of the Tongxin SPA are qualified in their entirety by reference to the full text of the Tongxin SPA, a copy of the Tongxin SPA is filed as Exhibit 10.4 to this registration statement.

Streeterville Convertible Promissory Notes

On August 7, 2025, the Company entered into the Streeterville SPA and the First Note with Streeterville, pursuant to which the Company agreed to issue and sell to Streeterville (1) the First Note in the principal amount of $1,100,000, convertible into ADSs on the terms and subject to the conditions set forth in the Streeterville SPA and the First Note, (2) the Second Note, in the principal amount of $1,080,000, convertible into ADSs on the terms and subject to the conditions set forth in the Streeterville SPA and the Second Note, and (3) the Pre-Delivery Shares, in the aggregate consideration of (x) the First Note Purchase Price and (y) the Second Note Purchase Price, in both cases, minus the Pre-Delivery Shares issuance fees.

Additionally, pursuant to the Streeterville SPA and the First Note, the Company agreed to file a registration statement with the SEC covering the resale of the ADSs representing the Pre-Delivery Shares and the Additional Registrable Shares to allow for the potential issuance of and the Conversion Shares to Streeterville.

On August 7, 2025, the Company issued and sold the First Note to Streeterville, and Streeterville paid the First Note Purchase Price to the Company. On August 8, 2025, the Company issued and sold the Pre-Delivery Shares to Streeterville.

The Company will issue the Second Note to Streeterville and Streeterville will pay the Second Note Purchase Price upon the effectiveness of this registration statement.

From the earlier of (i) 6 months after the applicable convertible promissory note’s purchase price is delivered and (ii) the effective date of this registration statement, until the remaining balance of the applicable convertible promissory note’s purchase price is paid in full, Streeterville has the right to convert all or a portion of the remaining balance of the applicable convertible promissory note’s purchase price into ADSs according to the following formula: the amount of Conversion Shares will equal to the remaining balance of the applicable convertible promissory note’s purchase price being converted divided by the conversion price, and the conversion price will equal to the lowest volume weighted average price of our ADSs on Nasdaq during the 10-trading day period before the conversion date multiplied by 80%, less ADS issuance fees. The Company will not effect a conversion to the extent that if after giving effect to such conversion Streeterville would, together with its affiliates, beneficially own in excess of 9.99% of our ordinary shares on the conversion date. According to this calculation formula, not all of the Additional Registrable Shares may be issued as the Conversion Shares.

The foregoing descriptions of the Streeterville SPA are qualified in their entirety by reference to the full text of the Streeterville SPA, the executed version of which is filed as Exhibit 10.5 to this registration statement.

PIPE Transaction

On September 8, 2025, the Company entered into the PIPE SPA and the PIPE Registration Rights Agreement with the PIPE Purchasers, as well as the PIPE Placement Agent Agreement with Chaince, pursuant to which the Company agreed to issue and sell to the PIPE Purchasers 148,605,714 Class B ordinary shares in the form of ADSs, for an aggregate purchase price of $2,600,600, with Chaince acting as the placement agent in connection with such PIPE transaction. The Company agreed to file a registration statement with the SEC covering the resale of such 148,605,714 Class B ordinary shares in the form of ADSs.

On September 11, 2025, the Company entered into (i) the PIPE Escrow Agreement with Chaince and Wilmington Trust and (ii) the PIPE Escrow Agent Agreement with Chaince and Mercurity Fintech, pursuant to which, the PIPE Purchasers deposited their respective purchase price into the escrow accounts established under such agreements.

On September 18, 2025, the Company issued and sold the 148,605,714 Class B ordinary shares to the PIPE Purchasers, pursuant to the PIPE SPA.

The foregoing descriptions of the PIPE SPA, the PIPE Placement Agent Agreement, the PIPE Registration Rights Agreement, the PIPE Escrow Agreement and the PIPE Escrow Agent Agreement are qualified in their entirety by reference to the full text of such agreements, the executed version of which are filed as Exhibit 10.6, Exhibit 10.7, Exhibit 10.8, Exhibit 10.9 and Exhibit 10.10, respectively, to this registration statement.

Pursuant to the home country rule exemption set forth under Nasdaq Listing Rule 5615, the board of directors of the Company has elected to follow the Company’s home country rules for exemption from the requirements to obtain shareholder approval under Nasdaq Listing Rule 5635(d).

SELLING SHAREHOLDERS

We are registering the Class B ordinary shares to permit the Selling Shareholders to resell or otherwise dispose of the Class B ordinary shares in the form of ADSs in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). The term “Selling Shareholder” also includes any assignees or successors in interest to the applicable Selling Shareholder named in the table below. Unless otherwise indicated, to our knowledge, the person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Class B ordinary shares set forth opposite their name. Throughout this prospectus, when we refer to “purchasers,” “you” or “your” we are referring purchaser of ADSs sold by the Selling Shareholders pursuant to this registration statement.

The Selling Shareholders may sell some, all or none of their Class B ordinary shares in the form of ADSs. We do not know how long the Selling Shareholders will hold the Class B ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale or other disposition of any of the Class B ordinary shares in the form ADSs. The Class B ordinary shares covered hereby may be offered from time to time by the Selling Shareholders in the form of ADSs.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the Selling Shareholders. The Selling Shareholders may have sold or transferred some or all of their securities since the date on which the information in the table below is presented. Information about the Selling Shareholders may change over time. The percentage ownership and aggregate voting power presented in the table below is based on 920,765,000 ordinary shares issued and outstanding as of the date of this prospectus.

	Ordinary Shares Beneficially Owned Prior to This Offering			Maximum Number of Ordinary Shares to	Ordinary Shares Beneficially Owned After This Offering(1)
Selling Shareholders	Class B Ordinary Shares	% of Total Ordinary Shares	% of Aggregate Voting Power(2)	be Sold Pursuant to this Prospectus	Class B Ordinary Shares	% of Total Ordinary Shares	% of Aggregate Voting Power
Streeterville Capital, LLC(3) (4)	14,295,000	1.55%	0.37%	85,770,408	0	0	0
Bu Fan	16,000,000	1.74%	0.41%	16,000,000	0	0	0
Zhang Jing	16,000,000	1.74%	0.41%	16,000,000	0	0	0
Lim Yun Jiin Yvonne	34,400,000	3.74%	0.89%	34,400,000	0	0	0
Tee Sheau Nee	37,600,000	4.08%	0.97%	37,600,000	0	0	0
Viner Total Investments Fund	37,760,000	4.10%	0.98%	37,760,000	0	0	0
CHENG JIANBO	17,142,857	1.86%	0.44%	17,142,857	0	0	0
Lida Global Limited	36,560,000	3.97%	0.94%	36,560,000	0	0	0
OGBC Group Pte Ltd	20,000,000	2.17%	0.52%	20,000,000	0	0	0
Ripple Strategy Holding Ltd	37,142,857	4.03%	0.96%	37,142,857	0	0	0

(1)	We do not know when or in what amounts the Selling Shareholders may offer Class B ordinary shares represented by ADSs for sale. The Selling Shareholders might not sell any or might sell all of the Class B ordinary shares offered by this prospectus. Because the Selling Shareholders may offer all or some of the Class B ordinary shares in the form of ADSs pursuant to this registration statement, we cannot estimate the number of the Class B ordinary shares that will be held by the Selling Shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the Offering, none of the Class B ordinary shares covered by this prospectus will be held by the Selling Shareholders.

(2)	For each person, percentage of voting power is calculated by dividing the voting power beneficially owned by such person by the voting power of all of our ordinary shares as a single class. Each holder of our Class B ordinary shares is entitled to one vote per share. Each holder of our Class A ordinary shares is entitled to 60 votes per share. Our Class A ordinary shares are convertible at any time by the holder into Class B ordinary shares on a one-for-one basis, while Class B ordinary shares are not convertible into Class A ordinary shares under any circumstances.

(3)

Represents (i) 14,295,000 Class B Ordinary Shares issued to Streeterville Capital, LLC as Pre-Delivery Shares under the Securities Purchase Agreement dated August 7, 2025, and (ii) the Additional Registrable Shares of 71,475,408 Class B ordinary shares being registered under this registration statement pursuant to the Securities Purchase Agreement to allow for the potential issuance of the Conversion Shares. According to the calculation formula of the Conversion Shares, not all of the Additional Registrable Shares may be issued as the Conversion Shares. The Conversion Shares will not be issued prior to this Offering, and thus, Streeterville Capital, LLC will not own the Conversion Shares prior to this Offering. As we do not know when or in what amounts Streeterville Capital, LLC may offer the Conversion Shares for sale, for purposes of this table we have assumed that, after completion of this Offering, none of the Conversion Shares will be held by Streeterville Capital, LLC. The Company will not effect a conversion to the extent that if after giving effect to such conversion Streeterville would, together with its affiliates, beneficially own in excess of 9.99% of our ordinary shares on the conversion date.

(4)	The address for Streeterville Capital, LLC is 297 Auto Mall Drive #4, St. George, Utah 84770, the manager of Streeterville Capital, LLC may be deemed to have sole voting and dispositive power with respect to the shares held by Streeterville Capital, LLC. Streeterville Management, LLC is the managing member of Streeterville Capital, LLC may be deemed to have sole voting and dispositive power with respect to the shares held by Streeterville Capital, LLC. John M. Fife is the manager of Streeterville Management, LLC and may be deemed to have sole voting and dispositive power with respect to the shares held by Streeterville Capital, LLC.

Within the past three years, none of the Selling Shareholders has held a position as an officer a director of ours, nor has such Selling Shareholder had any material relationship of any kind with us or any of our affiliates. All information with respect to Class B ordinary shares ownership has been furnished by the Selling Shareholders. The Selling Shareholders do not have any family relationships with our officers, other directors or principal shareholders.

PLAN OF DISTRIBUTION

The ADSs representing the Class B ordinary shares listed in the table appearing under “Selling Shareholders” are being registered to permit the resale of the Class B ordinary shares in the form of ADSs by the Selling Shareholders and any of their pledgees, assignees and successors-in-interest from time to time after the date of this prospectus. These sales may be at fixed or negotiated prices. We will not receive any of the proceeds from the sale of Class B ordinary shares in the form of ADSs by the Selling Shareholders and any of their pledgees, assignees and successors-in-interest. We will pay the expenses incident to the registration and offering of the Class B ordinary shares in the form of ADSs offered hereby. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Shareholders may, at their sole discretion, offer and sell the shares covered by this prospectus from time to time using any one or more of the following methods when selling their Class B ordinary shares in the form of ADSs:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Class B ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the date of this prospectus;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such Class B ordinary shares at a stipulated price per share;

●	a combination of any such foregoing methods of sale;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in transactions at prevailing market prices, including transactions on a national securities exchange, a quotations service, or on the over-the-counter market; or

●	any other method permitted pursuant to applicable law.

In effecting sales, brokers-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate. If a Selling Shareholder effects such transactions by selling Class B ordinary shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such Selling Shareholder or commissions from purchasers of Class B ordinary shares represented by ADSs for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

In connection with the sale of Class B ordinary shares represented by ADSs, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Class B ordinary shares represented by ADSs in the course of hedging the positions they assume. The Selling Shareholders may also sell Class B ordinary shares represented by ADSs short and deliver these Class B ordinary shares represented by ADSs to close out their short positions, or loan or pledge Class B ordinary shares represented by ADSs to broker-dealers that in turn may sell these Class B ordinary shares represented by ADSs. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Class B ordinary shares represented by ADSs offered by this prospectus, which Class B ordinary shares represented by ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The applicable Selling Shareholder and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The applicable Selling Shareholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

We agreed to keep this prospectus effective until the earlier of (i) the date on which Class B ordinary shares represented by ADSs may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Class B ordinary shares represented by ADSs have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. In order to comply with the securities laws of some states, Class B ordinary shares represented by ADSs sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, Class B ordinary shares represented by ADSs may not be sold unless the Class B ordinary shares represented by ADSs have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

The Selling Shareholders may also sell securities in offshore transactions or in open market transactions under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus, provided that it meets the criteria and conforms to the requirements of those provisions.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class B ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class B ordinary shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Streeterville Convertible Promissory Notes

According to the First Note, Streeterville agreed that it will not sell, during any calendar week, the ADSs representing the Pre-Delivery Shares and the Conversion Shares in an amount exceeding 15% of the total weekly trading volume of the ADSs on all trading markets during such week, provided that no Trigger Event (as defined in the Streeterville SPA) has occurred.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as an exempted company with limited liability in the Cayman Islands on June 12, 2023. Our affairs are currently governed by our Memorandum and Articles of Association and the Companies Act, Cap 22 (Law 3 of 1961, as consolidated and revised), which we refer to as the “Companies Act” in this section, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 5,000,000,000 ordinary shares with a par value of US$0.00001 each, comprising (i) 1,000,000,000 Class A ordinary shares with a par value of US$0.00001 each, (ii) 3,000,000,000 Class B ordinary shares with a par value of US$0.00001 each, and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with our Memorandum and Articles of Association. As of the date of this prospectus, (i) 50,000,000 Class A ordinary shares, and (ii) 870,765,000 Class B ordinary shares are issued and outstanding. All of our issued and outstanding ordinary shares are fully paid. All options, regardless of grant dates, will entitle holders to an equivalent number of ordinary shares once the vesting and exercising conditions are met.

The following description of our share capital and provisions of our Memorandum and Articles of Association are summaries and are qualified by reference to the Memorandum and Articles of Association filed as an exhibit to our registration statement of which this prospectus forms a part.

Ordinary Shares

General. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Conversion. Class A ordinary shares may be converted into the same number of Class B ordinary shares by the holders thereof at any time, while Class B ordinary shares cannot be converted into Class A ordinary shares under any circumstances. Any number of Class A ordinary shares held by a holder thereof will be automatically and immediately converted into the same number of Class B ordinary shares upon the occurrence of any of the following: (a) any direct or indirect sale, transfer, assignment or disposition of such number of Class A ordinary shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class A ordinary shares through voting proxy or otherwise to any person that is neither an affiliate of such holder nor another holder of Class A ordinary shares or an affiliate of such another holder; or (b) any direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class A ordinary shares that is an entity to any person that is neither an affiliate of such holder nor another holder of Class A ordinary shares or an affiliate of such holder.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors.

Subject to the Companies Act, our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Act. Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay interim dividends, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us. In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit.

Any dividend interest or other sum payable in cash to the holder of shares may be paid in any manner determined by the directors. If paid by check or warrant it will be sent by mail addressed to the holder at his address in our register of members, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to us.

Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by the board of directors and, if so forfeited, shall reverted to us.

Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Voting Rights. On a show of hands each shareholder is entitled to one vote or, on a poll, each shareholder is entitled to 60 votes for each Class A ordinary share and one vote for each Class B ordinary share, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands of shareholders who are present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative, unless a poll is demanded.

A poll may be demanded by the chairman of such meeting or any shareholder holding not less than 10% of the votes attaching to the shares present in person or by proxy.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder and all calls or instalments due by such shareholder to us have been paid.

If a clearing house (or its nominee(s)) or a central depositary entity, being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the clearing house or central depositary entity (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or central depositary entity (or its nominee(s)) including the right to vote individually in a show of hands.

Transfer of Ordinary Shares. Subject to any applicable restrictions set forth in our articles of association, including, for example, the board of directors’ discretion to refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, or a transfer of any share to more than four joint holders, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in another form that our directors may approve.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us and is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of share;

●	the instrument of transfer is properly stamped (in circumstances where stamping is required);

●	in the case of a transfer to joint holders, the number of joint holders to whom the shares is to be transferred does not exceed four; and

●	fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

Liquidation. Subject to any future shares which are issued with specific rights, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the share capital at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the share capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them, respectively.

If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Act, divide among our shareholders in specie or in kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also, with the like sanction, vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholder shall be compelled to accept any assets upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to our Memorandum and Articles of Association and to the terms of allotment our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment.

The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We are empowered by the Companies Act and our Memorandum and Articles of Association to purchase our own shares, subject to certain restrictions.

Our directors may only exercise this power on our behalf, subject to the Companies Act, our Memorandum and Articles of Association and to any applicable requirements imposed from time to time by Nasdaq, the SEC, or by any other recognized stock exchange on which our securities are listed.

Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such redemption or repurchase would result in there being no shares outstanding, or (3) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by us. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our Memorandum and Articles of Association, our register of mortgage and charges and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. However, we will provide our shareholders with annual audited financial statements.

Issuance of Additional Shares. Our Memorandum and Articles of Association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Memorandum and Articles of Association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Any person or entity purchasing or otherwise acquiring any share or other securities in our company, or purchasing or otherwise acquiring American depositary shares issued pursuant to deposit agreements, shall be deemed to have notice of and consented to this exclusive forum provision. Without prejudice to the foregoing, if this exclusive forum provision is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of the articles of association shall not be affected and this exclusive forum provision shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to our intention.

Register of Members

In accordance with Section 48 of the Companies Act, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. Our directors maintain one register of members, at the offices of Maples Fund Services (Cayman) Limited at PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands. We perform the procedures necessary to register the shares in the register of members as required in “PART III — Distribution of Capital and Liability of Members of Companies and Associations” of the Companies Act, to ensure that the entries on the register of members are made without any delay.

The depositary is included in our register of members as the only holder of the ordinary shares underlying our ADSs. The shares underlying the ADSs are not shares in bearer form, but are in registered form and are “non-negotiable” or “registered” shares in which case the shares underlying the ADSs can only be transferred on the books of the company in accordance with Section 166 of the Companies Act. In the event that we fail to update our register of members, the recourse of investors is directly to the depositary under the terms of the deposit agreement, which is governed by New York law.

The depositary has recourse against us under the terms of the deposit agreement, and also holds a share certificate evidencing the depositary as the registered holder of shares underlying the ADSs. Further, Section 46 of the Companies Act provides members.

In the event we fail to update our register of members, the depositary, as the aggrieved party, may apply for an order with the courts of the Cayman Islands for the rectification of the register.

Differences in Corporate Law

The Companies Act of the Cayman Islands is derived, to a large extent, from the older Companies Acts of England but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Act of the Cayman Islands and the current Companies Act of England.

In addition, the Companies Act of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable provisions of the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) 75% in value of shareholders or class of shareholders, as the case may be; or (b) a majority in number representing 75% in value of creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provides that every director (including for the purposes our Memorandum and Articles of Association any alternate director appointed pursuant to the provisions of our Memorandum and Articles of Association), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Memorandum and Articles of Association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allow any one or more shareholders holding not less than one-third of all votes attaching to all issued and outstanding shares of our company at the date of deposit of the requisition to require an extraordinary general meeting, in which case our directors are obligated to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles of Association do not provide our shareholders other right to put proposal before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors may be removed by an ordinary resolution (except with regarding to the removal of the chairman of our board of directors, who may only be removed from office by special resolution) of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; or (v) is removed from office pursuant to any other provisions of our Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with the fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions entered into are bona fide in the best interests of our company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring. A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a) is or is likely to become unable to pay its debts; and

(b) intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s issued and outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the issued and outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the written consent of the holders of at least two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, our Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association which require our company to disclose shareholder ownership above any particular ownership threshold.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. (“Citibank”) is acting as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. - Hong Kong, located at 9/F Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary pursuant to a deposit agreement. A form of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-275089 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in eight (8) Class B ordinary shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Class B ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class B ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the Class B ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class B ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Class B ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable Class B ordinary shares with the beneficial ownership rights and interests in such Class B ordinary shares being at all times vested with the beneficial owners of the ADSs representing the Class B ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Class B Ordinary Shares

Whenever we make a free distribution of Class B ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class B ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Class B ordinary shares deposited or modify the ADS-to-Class B ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional Class B ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Class B ordinary shares ratio upon a distribution of Class B ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Class B ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the Class B ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Class B ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class B ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

●	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

●	we fail to deliver satisfactory documents to the depositary bank; or

●	it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class B ordinary shares or rights to subscribe for additional Class B ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we request such rights to be made available to you and provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

●	we do not request that the property be distributed to you or if we request that the property not be distributed to you;

●	we do not deliver satisfactory documents to the depositary bank; or

●	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Class B Ordinary Shares

The Class B ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class B ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class B ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Class B ordinary shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class B Ordinary Shares

The Class B ordinary shares that are being offered pursuant to the prospectus will be deposited by the Selling Shareholders with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue the corresponding ADSs to applicable Selling Shareholder, who in turn will make delivery to the purchaser(s) who acquire(s) the ADSs from such Selling Shareholder pursuant to this prospectus.

The depositary bank may create ADSs on your behalf if you or your broker deposits Class B ordinary shares with the custodian and provides the certifications and documentation required by the deposit agreement. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class B ordinary shares to the custodian. Your ability to deposit Class B ordinary shares and receive ADSs may be limited by U.S. and the Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Class B ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Class B ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

●	the Class B ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

●	all preemptive (and similar) rights, if any, with respect to such Class B ordinary shares have been validly waived or exercised;

●	you are duly authorized to deposit the Class B ordinary shares;

●	the Class B ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

●	the Class B ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

●	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

●	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

●	provide any transfer stamps required by the State of New York or the United States; and

●	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Class B Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Class B ordinary shares at the custodian’s offices. Your ability to withdraw the Class B ordinary shares held in respect of the ADSs may be limited by U.S. and the Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the Class B ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class B ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Class B ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

●	temporary delays that may arise because (i) the transfer books for the Class B ordinary shares or ADSs are closed, or (ii) Class B ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

●	obligations to pay fees, taxes and similar charges; and

●	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the Class B ordinary shares represented by your ADSs. The voting rights of holders of Class B ordinary shares are described in “Description of Share Capital”.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions as follows:

●	in the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all Class B ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions; and

●	in the event of voting by poll, the depositary bank will vote (or cause the Custodian to vote) the Class B ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except (a) as set forth above in the case voting is by show of hands, (b) in the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Class B ordinary shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of Class B ordinary shares may be adversely affected, and (c) as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service		Fees
●	Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Class B ordinary shares, upon a change in the ADS(s)-to-Class B ordinary share(s) ratio, or for any other reason), excluding ADS issuances as a result of distributions of Class B ordinary shares)	Up to U.S. 5¢ per ADS issued

●	Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Class B ordinary share(s) ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

●	Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

●	Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

●	Distribution of financial instruments, including, but not limited to, securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares and contingent value rights)	Up to U.S. 5¢ per ADS held

●	ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

●	Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

●	Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa) or conversion of ADSs for unsponsored American Depositary Shares (e.g., upon termination of the Deposit Agreement).	Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

●	taxes (including applicable interest and penalties) and other governmental charges;

●	the registration fees as may from time to time be in effect for the registration of Class B ordinary shares on the share register and applicable to transfers of Class B ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

●	certain cable, telex and facsimile transmission and delivery expenses;

●	the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

●	the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to Class B ordinary shares, ADSs and ADRs;

●	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program; and

●	the amounts payable to the depositary by any party to the deposit agreement pursuant to any ancillary agreement to the deposit agreement in respect of the ADR program, the ADSs and the ADRs.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class B ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the Class B ordinary shares represented by ADSs and to direct the depositary of such Class B ordinary shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees and expenses.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

●	we and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith;

●	the depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement;

●	the depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class B ordinary shares, for the validity or worth of the Class B ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice;

●	we and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement;

●	we and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our memorandum and articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control;

●	we and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or in any provisions of or governing the securities on deposit;

●	we and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information;

●	we and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class B ordinary shares but is not, under the terms of the deposit agreement, made available to you;

●	we and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties;

●	we and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement;

●	no disclaimer of any Securities Act liability is intended by any provision of the deposit agreement;

●	nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder; and

●	nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the Class B ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the Class B ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the Class B ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the Class B ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

●	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

●	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

●	hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class B ordinary shares (including Class B ordinary shares represented by ADSs) are governed by the laws of the Cayman Islands.

As a party to the deposit agreement, you irrevocably waive, to the fullest extent permitted by applicable law, your right to trial by jury in any legal proceeding arising out of or related to the deposit agreement or the ADRs, or the transactions contemplated therein, against us and/or the depositary.

Such waiver of your right to trial by jury would apply to any claim under U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in this offering or secondary transactions, even if the ADS holder subsequently withdraws the underlying Class B ordinary shares. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of the applicable case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Jurisdiction

We have agreed with the depositary that the federal or state courts in the City of New York shall have the non-exclusive jurisdiction to hear and determine any dispute between us and the depositary arising from or relating in any way to the deposit agreement (including claims arising under the Exchange Act or the Securities Act).

The deposit agreement provides that, by holding an ADS or an interest therein, you irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary arising out of or related in any way to the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby or by virtue of ownership thereof (including claims arising under the Exchange Act or the Securities Act), may only be instituted in the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts of New York County, New York), and by holding an ADS or an interest therein you irrevocably waive any objection which you may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The deposit agreement also provides that the foregoing agreement and waiver shall survive your ownership of ADSs or interests therein.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the shares). All amounts shown are estimates except the SEC registration.

SEC Registration Fee	US$	5,318
Legal Fees and Expenses	US$	60,000
Accounting Fees and Expenses	US$	5,000
Total	US$	70,318

LEGAL MATTERS

Hogan Lovells is representing us with respect to certain matters of United States federal securities law and New York State law. Maples and Calder (Hong Kong) LLP will pass upon the validity of the Class B ordinary shares offered in this offering in the form of ADSs and certain other matters of Cayman Islands law for us. Hogan Lovells may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by the Cayman Islands law.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and 2024, and for each of the three years in the period ended December 31, 2024 incorporated in this prospectus by reference from the Company’s annual report on Form 20-F for the year ended December 31, 2024, have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as stated in its report. Such financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

The registered business address of Marcum Asia CPAs LLP is located at 7 Pennsylvania Plaza Suite 830, New York, NY10001, United States.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus much of the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below:

●	Annual Report on Form 20-F (File No. 001-41848) for the fiscal year ended December 31, 2024, filed with the SEC on April 28, 2025;

●	Our Reports of Foreign Private Issuer on Form 6-K, filed with the SEC on May 19, 2025, June 12, 2025, June 25, 2025, August 1, 2025, August 18, 2025 and September 23, 2025;

●	Registration Statement on Form F-6, as amended, filed with the SEC on October 19, 2023 and March 15, 2024.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

c/o Trident Digital Tech Holdings Ltd

Suntec Tower 3,

8 Temasek Boulevard Road, #24-03

Singapore, 038988

+65 6513 6868

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1, including relevant exhibits, with the SEC under the Securities Act with respect to the underlying Class B ordinary shares represented by the ADSs to be sold in this offering. A related registration statement on F-6 has been filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our Class B ordinary shares and ADSs.

We are subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that each officer or director of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own willful default or actual fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreements filed as Exhibit 10.4 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

We were incorporated on June 12, 2023 and have since then issued and sold the securities described below without registering the securities under the Securities Act. As of the date of this prospectus, there are 920,765,000 ordinary shares issued and outstanding. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Securities/Purchaser	Date of Issuance	Number of Securities		Consideration
Class A Ordinary Shares
Sertus Nominees (Cayman) Limited	June 12, 2023	1		US$	0.00001
Trident Digital Tech Ltd	June 12, 2023	49,999,999		US$	499.99999
Class B Ordinary Shares
Trident Group Holdings Ltd	June 12, 2023	150,000,000		US$	1,500
Tri Wealth Ltd	June 12, 2023	125,705,000		US$	1,257.05
Soon Tai Lee	July 4, 2023	75,000,000		US$	3,000,000
Yat Hong Lo	July 4, 2023	25,000,000		US$	4,000,000
Stone Wealth Compound Fund SPC	July 4, 2023	24,795,000		US$	499,990
Alpha Plus Investment Consulting Company Pte. Ltd.	July 4, 2023	24,500,000		US$	245
Poh Kiong Tan	July 4, 2023	10,000,000		US$	100
Shisong Mai	July 4, 2023	10,000,000		US$	100
Trident Verse Ltd	July 4, 2023	5,000,000		US$	50
Choon How Liew	October 3, 2023	446,429		US$	250,000
Vijai Dharamdas Parwani	October 3, 2023	357,143		US$	200,000
Low Yeun Ching (Kelly Tan)	October 3, 2023	267,857		US$	150,000
Broad Fund Management Limited	October 3, 2023	892,857		US$	500,000
Summer Explorer Investments Limited	January 2, 2025	23,100,000			Nil
Jipsy Trade Limited	January 2, 2025	13,200,000			Nil
The Arc Development Group Company Limited	January 2, 2025	18,700,000			Nil
Wilson Chan	January 2, 2025	22,000,000			Nil
Ong Sau Kang	January 2, 2025	22,000,000			Nil
Streeterville Capital, LLC	August 8, 2025	14,295,000	(1)			(1)
Bu Fan	August 26, 2025	16,000,000	(2)		450 ordinary shares of Tongxin
Zhang Jing	August 26, 2025	16,000,000	(2)		450 ordinary shares of Tongxin
Lim Yun Jiin Yvonne	August 26, 2025	34,400,000	(2)		1,000 ordinary shares of Tongxin
Tee Sheau Nee	August 26, 2025	37,600,000	(2)		1,000 ordinary shares of Tongxin
Viner Total Investments Fund	September 18, 2025	37,760,000	(3)	US$	660,800
CHENG JIANBO	September 18, 2025	17,142,857	(3)	US$	300,000
Lida Global Limited	September 18, 2025	36,560,000	(3)	US$	639,800
OGBC Group Pte Ltd	September 18, 2025	20,000,000	(3)	US$	350,000
Ripple Strategy Holding Ltd	September 18, 2025	37,142,857	(3)	US$	650,000

(1)	On August 7, 2025, the Company entered into the Streeterville SPA and the First Note with Streeterville, pursuant to which the Company agreed to issue and sell to Streeterville (1) the First Note in the principal amount of $1,100,000, convertible into ADSs on the terms and subject to the conditions set forth in the Streeterville SPA and the First Note, (2) the Second Note, in the principal amount of $1,080,000, convertible into ADSs on the terms and subject to the conditions set forth in the Streeterville SPA and the Second Note, and (3) 14,295,000 Class B ordinary shares, in the aggregate consideration of (x) the First Note Purchase Price and (y) the Second Note Purchase Price, in both cases, minus the Pre-Delivery Shares issuance fees. On August 8, 2025, the Company issued and sold the 14,295,000 Class B ordinary shares to Streeterville.
(2)	The Company issued and sold such securities to the Tongxin Shareholders on August 26, 2025 pursuant to the Tongxin SPA dated August 15, 2025.
(3)	The Company issued and sold such securities to the PIPE Purchasers on September 18, 2025 pursuant to the PIPE SPA dated September 8, 2025.

Item 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits:

See Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the notes thereto.

Item 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements;

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1 (File No. 333-274857), as amended, initially filed with the SEC on October 4, 2023)

4.1	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	Registrant’s Specimen Certificate for Class B ordinary shares (incorporated herein by reference to Exhibit 4.2 of the Registrant’s registration statement on Form F-1 (File No. 333- 274857), as amended, initially filed with the SEC on October 4, 2023)

4.3	Form of Deposit Agreement by and among the Registrant, the depositary and all holders and beneficial owners of the American Depositary Shares (incorporated herein by reference to Exhibit 4.3 of the Registrant’s registration statement on Form F-1 (File No. 333- 274857), as amended, initially filed with the SEC on October 4, 2023)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class B ordinary shares being registered

10.1	2023 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 99.3 of the Registrant’s Current Report on Form 6-K, filed with the SEC on December 4, 2024)

10.2	Form of Indemnification Agreement, between the Registrant and its directors and executive officers (incorporated by reference to Exhibit 10.1 to the Registrant’s registration statement on Form F-1 (File No. 333- 274857), as amended, initially filed with the SEC on October 4, 2023)

10.3	Form of Employment Agreement, between the Registrant and its executive officers (incorporated by reference to Exhibit 10.2 to the Registrant’s registration statement on Form F-1 (File No. 333- 274857), as amended, initially filed with the SEC on October 4, 2023)

10.4*	Share Purchase Agreement entered into as of August 15, 2025 by and among Tongxin Innovation Limited, the Registrant, Bu Fan, Zhang Jing, Lim Yun Jiin Yvonne and Tee Sheau Nee

10.5*#	Securities Purchase Agreement dated as of August 7, 2025 by and between the Registrant and Streeterville Capital, LLC

10.6*	Securities Purchase Agreement dated as of September 8, 2025 by and between the Registrant and Viner Total Investments Fund, Cheng Jianbo, Lida Global Limited, OGBC Group Pte Ltd and Ripple Strategy Holding Ltd

10.7*	Placement Agent Agreement dated as of September 8, 2025 by and between the Registrant and Chaince Securities, LLC

10.8*#	Registration Rights Agreement dated as of September 8, 2025 by and between the Registrant and Viner Total Investments Fund, Cheng Jianbo, Lida Global Limited, OGBC Group Pte Ltd and Ripple Strategy Holding Ltd

10.9*#	Escrow Agreement dated as of September 11, 2025 by and between the Registrant and Chaince Securities, LLC and Wilmington Trust, National Association

10.10*#	Escrow Agent Agreement dated as of September 11, 2025 by and between the Registrant and Chaince Securities, LLC and Mercurity Fintech Holding Inc

21.1	Principal Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s registration statement on Form F-1 (File No. 333- 274857), as amended, initially filed with the SEC on October 4, 2023)

23.1*	Consent of Marcum Asia CPAs LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

107*	Calculation of Filing Fee Table

*	Filed herewith

#	Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Company hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on October 3, 2025.

Trident Digital Tech Holdings Ltd

By:	/s/ Soon Huat Lim
	Name:	Soon Huat Lim
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Soon Huat Lim, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution in him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Soon Huat Lim	Chairman and Chief Executive Officer	October 3, 2025
Name: Soon Huat Lim	(principal executive officer)

/s/ Poh Kiong Tan	Director and Chief Technology Officer	October 3, 2025
Name: Poh Kiong Tan

/s/ How Teck Lim	Director	October 3, 2025
Name: How Teck Lim

/s/ Noi Keng Koh	Director	October 3, 2025
Name: Noi Keng Koh

/s/ Chwee Koh Chua	Director	October 3, 2025
Name: Chwee Koh Chua

/s/ Haiyan Huang	Chief Financial Officer	October 3, 2025
Name: Haiyan Huang	(principal financial officer and principal accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Trident Digital Tech Holdings Ltd, has signed this registration statement or amendment thereto in New York, United States on October 3, 2025.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President